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                          AGREEMENT AND PLAN OF MERGER

                                      among

                             INGERSOLL-RAND COMPANY,

                              IR MERGER CORPORATION

                                       and

                          HUSSMANN INTERNATIONAL, INC.

                            Dated as of May 11, 2000




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


                                TABLE OF CONTENTS

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ARTICLE I
         THE OFFER............................................................... 2
         Section 1.1  THE OFFER.................................................. 2
         Section 1.2  OFFER DOCUMENTS............................................ 3
         Section 1.3  COMPANY ACTION............................................. 3
         Section 1.4  DIRECTORS.................................................. 5

ARTICLE II
         THE MERGER.............................................................. 6
         Section 2.1  THE MERGER................................................. 6
         Section 2.2  CLOSING.................................................... 7
         Section 2.3  EFFECTIVE TIME............................................. 7
         Section 2.4  EFFECTS OF THE MERGER...................................... 7
         Section 2.5  CERTIFICATE OF INCORPORATION; BY-LAWS...................... 7
         Section 2.6  DIRECTORS; OFFICERS........................................ 7

ARTICLE III
         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
         CORPORATIONS; EXCHANGE OF CERTIFICATES.................................. 8
         Section 3.1  EFFECT ON CAPITAL STOCK.................................... 8
         Section 3.2  OPTIONS: STOCK PLANS....................................... 9
         Section 3.3  PAYMENT FOR SHARES.........................................10

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES..........................................12
         Section 4.1  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............12
         Section 4.2  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.....27

ARTICLE V
         CONDUCT OF BUSINESS OF THE COMPANY......................................30
         Section 5.1  CONDUCT OF BUSINESS OF THE COMPANY.........................30


ARTICLE VI
         ADDITIONAL COVENANTS....................................................33
         Section 6.1  THE COMPANY STOCKHOLDERS MEETING; PREPARATION OF THE
                      PROXY STATEMENT; SHORT-FORM MERGER.........................33
         Section 6.2  ACCESS TO INFORMATION; NOTIFICATION OF CERTAIN MATTERS.....34
         Section 6.3  REASONABLE BEST EFFORTS....................................34
         Section 6.4  PUBLIC ANNOUNCEMENTS.......................................34
         Section 6.5  NO SOLICITATION............................................35
         Section 6.6  CONSENTS; APPROVALS AND FILINGS............................36
         Section 6.7  EMPLOYEE BENEFIT PLANS.....................................36
         Section 6.8  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE........38
         Section 6.9  CERTAIN TAX MATTERS........................................39

ARTICLE VII
         CONDITIONS PRECEDENT....................................................40

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         Section 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                      MERGER.....................................................40

ARTICLE VIII
         TERMINATION.............................................................40
         Section 8.1  TERMINATION................................................40
         Section 8.2  EFFECT OF TERMINATION......................................43

ARTICLE IX
         GENERAL PROVISIONS......................................................43
         Section 9.1  FEES AND EXPENSES..........................................43
         Section 9.2  CERTAIN DEFINITIONS........................................44
         Section 9.3  AMENDMENT AND MODIFICATION.................................44
         Section 9.4  EXTENSION; WAIVER..........................................44
         Section 9.5  NOTICES....................................................45
         Section 9.6  INTERPRETATION.............................................45
         Section 9.7  ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARIES.............46
         Section 9.8  GOVERNING LAW..............................................46
         Section 9.9  ASSIGNMENT.................................................46
         Section 9.10 ENFORCEMENT................................................46
         Section 9.11 SEVERABILITY...............................................47
         Section 9.12 COUNTERPARTS...............................................47

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                                      -ii-

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2000 (this "Agreement"), by and among INGERSOLL-RAND COMPANY, a New Jersey corporation ("Parent"), IR MERGER CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and HUSSMANN INTERNATIONAL, INC., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, to effectuate the acquisition, it is proposed that Purchaser commence a cash tender offer to purchase all of the issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, including the associated Preferred Stock Purchase Rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Amended and Restated Rights Agreement, dated as of July 15, 1999, between the Company and First Chicago Trust Company of New York (the "Rights Agreement"), on the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2 hereof);

         WHEREAS, to effectuate the acquisition, it is further proposed that following consummation of the Offer (as defined in Section 1.1 hereof), Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the "Merger");

         WHEREAS, the Board of Directors of the Company has, by the unanimous vote of all directors present (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and (iii) declared the advisability of this Agreement and resolved to recommend that the holders of the Shares accept the Offer and adopt this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                    THE OFFER

         Section 1.1 THE OFFER. (a) Provided that this Agreement has not been terminated pursuant to Article VIII hereof and that none of the events set forth in Exhibit A hereto (the "Offer Conditions") shall have occurred and be continuing, as soon as is reasonably practicable (but no later than the fifth business day after the public announcement by Parent and the Company of the execution and delivery of this Agreement (counting the business day on which such announcement is made)), Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer") to purchase all outstanding Shares, including the associated Rights, at a price of $29.00 per share, net to the seller in cash (as paid pursuant to the Offer, the "Offer Consideration"). The obligation of Parent and Purchaser to commence the Offer, to consummate the Offer and to accept for payment and pay for Shares validly tendered in the Offer and not withdrawn shall be subject to the conditions set forth in Exhibit A hereto. Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition as defined in the Offer Conditions) and make any other changes in the terms and conditions of the Offer, PROVIDED that, unless previously approved by the Company in writing, no change may be made which changes the Minimum Condition or decreases the Offer Consideration, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares to be purchased in the Offer, or amends the terms or the conditions of the Offer in a manner which is adverse to the holders of the Shares, or which imposes conditions or terms to the Offer in addition to those set forth herein.

                  (b) On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Parent shall provide funds to Purchaser and Purchaser shall accept for payment and pay for any and all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

                  (c) Without the prior written consent of the Company, Purchaser shall not (i) extend the expiration date of the Offer beyond the initial expiration date of the Offer (which shall be the 20th business day after commencement of the Offer), except (A) as required by applicable law, (B) that if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, extend the Offer for one or more periods not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; PROVIDED that, after the initial such extension the Offer shall not be subject to any conditions that are at the time of such extension satisfied other than the Minimum Condition and the conditions set forth in paragraph (a) or (f)(ii) of Exhibit A, or (C) that if any condition to the Offer has not been satisfied or waived, Purchaser shall extend the expiration date of the Offer for one or more periods but in no event later than October 31, 2000; or (ii) waive the condition relating to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); PROVIDED that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC").

         Section 1.2 OFFER DOCUMENTS. (a) As soon as practicable on the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary documents and instruments pursuant to which the Offer will be made (collectively, and with any supplements or amendments thereto, the "Offer Documents"). The Company will promptly supply to Parent and Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act and the rules and regulations thereunder to be included in the Offer Documents.

                  (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by them for use in the Offer Documents if and to the extent that such information shall be or have become false or misleading in any material respect, and Parent and Purchaser shall take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Shares as and to the extent required by applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         Section 1.3 COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and the Merger and represents and warrants that (i) its Board of Directors (at a meeting duly called and held) has by the unanimous vote of all directors present (A) determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (B) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval is sufficient to render the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (C) declared the advisability of this Agreement and resolved to recommend acceptance of the Offer and adoption of this Agreement by the holders of Shares; PROVIDED, HOWEVER, that prior to the consummation of the Offer, the Board of Directors of the Company may modify, withdraw or change such recommendation to the extent that a majority of the entire Board of Directors concludes in good faith, based on (among other things) the advice of outside counsel, that failure to modify or withdraw its recommendation would constitute a breach of the Board's fiduciary duties under applicable law, and (ii) Credit Suisse First Boston Corporation (the "Financial Advisor") has delivered to the Board of Directors of the Company its written opinion dated May 11, 2000, to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Offer Consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders (other than Parent and its affiliates), from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.3(a).

                  (b) The Company shall file with the SEC, as soon as practicable on the date of commencement of the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the " Schedule 14D-9") containing the recommendations of the Board of Directors of the Company in favor of the Offer and the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and shall promptly mail the Schedule 14D-9 to the stockholders of the Company. Parent will promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, any information concerning Parent or Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Schedule 14D-9. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall be or have become false or misleading in any material respect and the Company shall take all action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Shares as and to the extent required by applicable law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel any comments the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

                  (c) In connection with the Offer, the Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and shall furnish Parent and Purchaser with such additional information and assistance (including updated lists of stockholders, mailing labels, lists of security positions and non-objecting beneficial owner's lists) as Parent and Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

         Section 1.4 DIRECTORS. (a) Subject to Section 1.4(c), promptly after the purchase of and payment for the Shares by Purchaser pursuant to the Offer, Parent shall be entitled to designate such number of directors (the "Parent Designees"), rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on such Board (after giving effect to any increase in the size of such Board pursuant to this Section 1.4) multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding; PROVIDED that in no event shall the Parent Designees constitute less than a majority of the entire Board of Directors. In furtherance thereof, the Company shall, upon the request of Parent, use its reasonable best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Parent Designees to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause the Parent Designees to be so elected or appointed. At such time, the Company shall, subject to Section 1.4(c), if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section
9.2 hereof) of the Company and (iii) each committee (or similar body) of each such board.

                  (b) The Company's obligation to appoint Parent Designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.4(a), including mailing to stockholders the information required by such
Section 14(f) and Rule 14f-1 (or including such information in the Schedule 14D-9 initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent Designees to be elected to the Company's Board of Directors. Parent or Purchaser will supply to the Company in writing and be solely responsible for any information with respect to Parent and Purchaser and their nominees, officers, directors and affiliates to the extent required by such Section 14(f) and Rule 14f-1. The provisions of this Section
1.4 are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

                  (c) Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 2.3 hereof), be directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors"), PROVIDED that, if there shall be in office less than two Continuing Directors for any reason, the Board of Directors shall cause the person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company or Parent or any of their respective subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. From and after the time, if any, that the Parent Designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any amendment to the Company's Certificate of Incorporation or By-Laws, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to the

Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder which adversely affects the holders of Shares other than Parent or Purchaser may be effected only if there are in office one or more Continuing Directors and such action is approved by the action of unanimous vote of the entire Board of Directors of the Company.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1 THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger shall be effected and Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (as such, the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. At Parent's election, any direct or indirect subsidiary of Parent other than Purchaser may be merged with and into the Company instead of the Purchaser. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         Section 2.2 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to
Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable, but in no event later than 10:00 a.m. on the second business day (the "Closing Date") following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Simpson Thacher & Bartlett, 425 Lexington Ave, New York, New York, 10017, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 2.3 EFFECTIVE TIME. On the Closing Date (or on such other date as Parent and the Company may agree), the parties hereto shall file with the Secretary of State of Delaware a certificate of merger or, if applicable, a certificate of ownership and merger and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the

DGCL and other applicable law in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger or, if applicable, the certificate of ownership and merger, with the Delaware Secretary of State, or at such later time as is mutually agreed by the parties and set forth therein (the "Effective Time").

         Section 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Purchaser shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Purchaser shall become liabilities and obligations of the Surviving Corporation.

         Section 2.5 CERTIFICATE OF INCORPORATION; BY-LAWS. (a) The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law and (b) the by-laws of the Company shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

         Section 2.6 DIRECTORS; OFFICERS. From and after the Effective Time, (a) the directors of Purchaser shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 3.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any other shares of capital stock of the Company or Purchaser:

                  (a) COMMON STOCK OF PURCHASER. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY SHARES AND PARENT-OWNED SHARES. Each Share issued and outstanding immediately prior to the Effective Time that is owned by the Company or by Parent, Purchaser or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) CONVERSION OF SHARES. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b) and any Dissenting Shares (as defined in Section 3.1(d)) shall be converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined in Section 3.3).

                  (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has not voted such Shares in favor of the Merger and who has the right to demand, and who properly demands, an appraisal of such Shares ("Dissenting Shares") in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(c). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle, any such demands.

         Section 3.2  OPTIONS: STOCK PLANS.

                  (a) Upon consummation of the Offer, each then outstanding option to purchase Shares, whether or not otherwise vested and exercisable (a "Stock Option") shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent and the holder of any such Stock Option otherwise agree, the Company shall pay to such holders of Stock Options an amount in respect thereof equal to the product of (A) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per Share subject to such Stock Option and (B) the number of Shares subject to such Stock Option immediately prior to its cancellation. Such payment shall be less any required withholding taxes and without interest.

                  (b) The Company shall be entitled to draw down on any of its existing credit agreements an amount equal to the aggregate amount to be paid pursuant to Section 3.2(a), before deducting any required withholding taxes. If sufficient funding for such payment is not available under the Company's credit lines, Parent agrees to make available to the Company as a loan sufficient funds, when combined with funds available under the Company's credit lines, to make the payment required by this Section 3.2.

                  (c) Except as otherwise permitted under the terms of this Agreement, the Company shall ensure that following the consummation of the Offer
(i) no further issuance, transfer or grant of any capital stock of the Surviving Corporation or any interest in respect of any capital stock of the Surviving Corporation shall be made under the Company Stock Incentive Plan and (ii) no holder of a Stock Option or any participant in any employee incentive or benefit plans or programs or arrangements or non-employee director plans maintained by the Company shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

                  (d) Prior to the consummation of the Offer, the Company shall, if necessary, amend the terms of the Company Stock Incentive Plan to give effect to the provisions of this Section 3.2.

         Section 3.3  PAYMENT FOR SHARES.

                  (a) PAYMENT FUND. Concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent (the "Paying Agent"), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 3.1 (c) (the "Payment Fund").

                  (b) LETTERS OF TRANSMITTAL; SURRENDER OF CERTIFICATES. (i) As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any of its Subsidiaries or Parent, Purchaser or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (x) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (A) the number of Shares formerly represented by such Certificate and (B) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

                  (ii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this
         Article III, PROVIDED that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                  (c) CANCELLATION OF SHARES; NO FURTHER RIGHTS. As of the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 3.1 (b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 3.3(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration (without interest), other than in the case of Dissenting Shares. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this
Section 3.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

                  (d) INVESTMENT OF PAYMENT FUND. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent.

                  (e) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of

Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Section 3.3 shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

                  (f) NO LIABILITY. None of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Subject to applicable law and public policy, if any Certificates shall not have been surrendered immediately prior to such date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1 (c)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law and public policy, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) WITHHOLDING RIGHTS. Parent and Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Stock Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent and Purchaser upon or prior to entering into this Agreement (the "Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" with respect to any person means a material adverse effect on (i) the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the financial condition, business, assets or results of operations of such person and its Subsidiaries taken as a whole, other than adverse effects resulting from (x) conditions, circumstances or changes in the general economy, the capital markets or the industry in which the Company is engaged or (y) any public disclosure of this Agreement. The Company has delivered or made available to Parent true, complete and correct copies of the certificate of incorporation and by-laws of the Company, in each case as amended to the date of this Agreement. Such certificates of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. None of the Company or any of its Subsidiaries is in violation of its respective certificate of incorporation, bylaws, or comparable governing documents. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 sets forth a true, correct and complete list of all Subsidiaries of the Company required to be so reported. Except as set forth in such Exhibit 21, all Subsidiaries of the Company are wholly owned directly or indirectly by the Company. Except as set forth in Section 4.1 (a) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity interest in any person other than the Subsidiaries other than such capital stock and other equity interests with a carrying value, in the aggregate, not in excess of $1,000,000.

                  (b) CORPORATE AUTHORIZATION. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized, and this Agreement has been approved, by the Board of Directors of the Company, and no other corporate proceeding, other than the approval of the Company's stockholders, is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws concerning bankruptcy and creditor's rights and the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or equity). Subject to the applicability of
Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote required to approve the Merger and adopt this Agreement.

                  (c) CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Section 4.1(c) of the Disclosure Schedule, (i) the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, (x) violate any of the provisions of the certificate of incorporation or by-laws of the Company or the comparable governing documents of any Subsidiary of the Company, in each case as amended to the date of this Agreement, (y) subject to the governmental filings and other matters referred to in Section 4.1 (c)(ii), violate or result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, credit agreement or other agreement, permit, concession, franchise, license or other instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound or affected or (z) subject to the governmental filings and other matters referred to in Section 4.1
(c)(ii), violate any domestic or foreign law, rule or regulation applicable to the Company or any of its Subsidiaries or any order, writ, judgment, injunction, decree, determination or award applicable to the Company or any of its Subsidiaries currently in effect, which, in the case of clauses (y) and (z) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (ii) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental agency or regulatory authority (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or under any foreign statutes or regulations,
         (ii) the filing with the SEC of (A) the Schedule 14D-9 and, if required by applicable law, the Proxy Statement (as defined in Section 6.1 (b)),
         (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger or the certificate of ownership and merger, as the case may be, with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as required under the rules and regulations of the New York Stock Exchange and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) CAPITAL STRUCTURE. As of the date of this Agreement, the authorized capital stock of the Company consists solely of (A) 150,000,000 shares of Common Stock and (B) 20,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), of which no shares were outstanding but of which 1,500,000 shares have been reserved for issuance upon exercise of the Rights distributed to the holders of Common Stock pursuant to the Rights Agreement. At the close of business on May 8, 2000, 50,593,522 shares of Common Stock were outstanding, and 721,408 shares of capital stock of the Company were held in the treasury of the Company. There were outstanding as of May 8, 2000 no options, warrants or other rights to acquire capital stock from the Company other than (x) the Rights and (y) options representing in the aggregate the right to purchase up to 5,755,817 shares of Common Stock (collectively, the "Company Stock Options") under the Hussmann International Stock Incentive Plan (the "Company Stock Incentive Plan"). Since May 8, 2000, no options to purchase shares of Common Stock have been granted and no shares of Common Stock have been issued except for shares issued pursuant to the exercise of Company Stock Options outstanding as of May 8, 2000. Except (i) as set forth above or in Section 4.1(d) of the Disclosure Schedule or
(ii) as a result of the exercise of Company Stock Options outstanding as of May 8, 2000, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (d) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights. All outstanding shares of capital stock of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights, and, in the case of the Subsidiaries, are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more such Subsidiaries (except as disclosed in Section 4.1(a) or in Section 4.1(d) of the Disclosure Schedule), free and clear of all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever (collectively, "Liens"). Except as described above, neither the Company nor any Subsidiary of the Company has or is subject to or bound by or, at or after the Effective Time will have or be subject to or bound by, any outstanding option, warrant, call, subscription or other right (including any preemptive or similar right), agreement or commitment which (i) obligates the Company or any Subsidiary of the Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) obligates the Company or any of its Subsidiaries to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity,
(iii) restricts the transfer of any shares of capital stock of the Company or any of its Subsidiaries, or (iv) relates to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Subsidiary of the Company may vote are issued or outstanding. Section 4.1(d) of the Disclosure Schedule accurately sets forth information as of May 8, 2000 regarding the exercise price, date of grant and number of granted Stock Options for each holder of Stock Options pursuant to any stock option plan. Except as described above, there are no other stock appreciation, phantom stock or other equity-based awards outstanding under any employee incentive or benefit plan or program or arrangement or non-employee director plan maintained by the Company.

                  (e) SEC DOCUMENTS. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC relating to periods commencing on or after January 1, 1997 (such reports, schedules, forms, statements and other documents being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

                  (f)  ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (i) Except as set forth in Section 4.1(f) of the Disclosure Schedule, since December 31, 1999, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, and there has not been: (A) any event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company; (B) any declaration, setting aside or payment of any dividend (other than regular quarterly cash dividends) or other distribution in respect of shares of the Company's capital stock, or any redemption or other acquisition by the Company or any of its Subsidiaries of any shares of its capital stock; (C) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director or officer of the Company or any of its Subsidiaries or, other than in the ordinary course of business consistent with past practice, any employee (other than employees who receive less than $200,000 in total annual cash compensation from the Company or any of its Subsidiaries) of the Company or any of its Subsidiaries, (ii) entering into of any employment, severance, change of control, deferred compensation or other similar arrangement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries or, other than in the ordinary course of business consistent with past practice, any employee (other than employees who receive less than $200,000 in total annual cash compensation from the Company or any of its Subsidiaries) of the Company or any of its Subsidiaries, (iii) any increase in benefits payable under any existing severance, change of control or termination pay policies or employment, severance or change of control agreements with respect to any director or officer of the Company or any of its Subsidiaries or, other than in the ordinary course of business consistent with past practice, any employee (other than employees who receive less than $200,000 in total annual cash compensation from the Company or any of its Subsidiaries) of the Company or any of its Subsidiaries, (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees (other than employees who receive less than $200,000 in total annual cash compensation from the Company or any of its Subsidiaries) of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (v) any adoption or agreement to adopt any collective bargaining agreement or any Company Plan or (vi) grant of stock options or stock-based rights under any Company Plan; (D) any change by the Company or any of its Subsidiaries in accounting methods, principles or practices, except as required by generally accepted accounting principles ; (E) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; (F) any entry by the Company or any of its Subsidiaries into any commitment or transactions material to the Company and its Subsidiaries taken as a whole (other than commitments or transactions entered into in the ordinary course of business); (G) as of the date hereof, any revaluation by the Company or any of its Subsidiaries of any of their respective material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (H) any agreement or commitment by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (G) otherwise than as expressly provided for herein.

                  (g) NO UNDISCLOSED LIABILITIES. Except to the extent accrued or reserved in the Company's financial statements (including the notes thereto) included in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") and as set forth in Section 4.1(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, except for those arising in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (h) CERTAIN INFORMATION. The Schedule 14D-9 and the Proxy Statement will contain all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and neither the
Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Purchaser in writing for inclusion in, or with respect to Parent or Purchaser information derived from Parent's public SEC filings which is included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, or with respect to any information supplied by the Company in writing for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Company shall so describe the event to Parent.

                  (i) REAL PROPERTY. (i) The real property owned by the Company and its Subsidiaries and all property leased by the Company and its Subsidiaries are referred to herein as the "Real Property".

                  (ii) The Company or one of its Subsidiaries has good and marketable title to each parcel of Real Property owned by the Company or its Subsidiaries and a valid leasehold interest in all Real Property leased by the Company and its Subsidiaries free and clear of all Liens except (A) those reflected or reserved against in the latest balance sheet of the Company included in the Filed SEC Documents, (B) taxes and general and special assessments not in default and payable without penalty and interest, and (C) other Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

                  (iii) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (A) each of the agreements by which the Company has obtained a leasehold interest in all Real Property leased by the Company (individually, a "LEASE" and collectively, the "LEASES") is in full force and effect in accordance with its respective terms and the Company or one of its Subsidiaries is the holder of the lessee's or tenant's interest thereunder; (B) to the knowledge of the Company, there exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default; (C) the Company and its Subsidiaries have complied with and timely performed all conditions, covenants, undertakings and obligations on their parts to be complied with or performed under each of the Leases; (D) the Company and its Subsidiaries have paid all rents and other charges to the extent due and payable under the Leases; and (E) there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any Real Property or any portion thereof.

                  (j) INTELLECTUAL PROPERTY. Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (A) the Company owns or has rights to use and, except for Intellectual Property licensed to the Company to the extent the terms of the applicable licenses restrict transfer, transfer all Intellectual Property that is reasonably necessary to conduct the Company's business as it is conducted on the date hereof, in each case free and clear of all Liens, and (B) to the Company's knowledge, the conduct of the Company's and its Subsidiaries' business does not (x) infringe on any patent, trademark, copyright or other intellectual property right of any other person, or (y) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other similar right of any other person. For purposes of this Agreement, "Intellectual Property" shall mean all intellectual property material to the operation or the conduct of business of the Company or its Subsidiaries, including copyrights, trademarks, trade names, service marks, domain names, trade dress, letters patent (including registrations or applications for registration in any jurisdiction, and any renewals or extensions thereof), the goodwill associated with the foregoing; confidential or proprietary technical and business information, know-how and trade secrets, in any jurisdiction, and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                  (k) CERTAIN CONTRACTS AND ARRANGEMENTS. (i) Except as disclosed in Section 4.1(k) of the Disclosure Schedule or in the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any contracts, agreements, instruments or understandings ("contracts") of the following nature (collectively, the "Material Contracts"): (i) contracts pursuant to which the Company or any of its Subsidiaries licenses other persons to use any material Intellectual Property (other than contracts entered into for the licensing of data or software in the ordinary course of business); (ii) contracts which restrict the Company or any of its affiliates from competing in any line of business or with any person in any geographical area; (iii) contracts involving (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party involving aggregate consideration of $10.0 million or more or (B) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $10.0 million or more or (C) the grant to any person of any preferential rights to purchase any material amount of its assets; (iv) material contracts which contain a "change in control" or similar provision; (v) contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money in an amount in excess of $10.0 million in the aggregate; (vi) any contract or other agreement to indemnify for any Environmental Claim (as defined herein) or any other liability or cost with respect to any Environmental Law (as defined herein); and (vii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the knowledge of the Company, is any other party to any Material Contract in breach or default thereunder.

                  (ii) With respect to each of the Company's joint ventures, the Company has disclosed and made available to Parent and Purchaser correct and complete copies (or descriptions of oral agreements, if any) of all agreements to which the Company or any of its subsidiaries or joint ventures is a party which (i) contain any change of control provisions, put options or call options related to the interests in the joint venture, rights of first refusal or other similar provisions or any provisions that are reasonably likely to affect the ability of Parent or Purchaser together with the remaining co-owners of each such entity, to direct and control such entity's business operations as a result of the consummation of the Offer or the Merger or (ii) evidence any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Parent or Purchaser, the Company or any of their respective subsidiaries.

                  (l) LITIGATION; COMPLIANCE WITH LAWS. (i) Except as set forth in Section 4.1(1) of the Disclosure Schedule or in the

Filed SEC Documents, (A) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before any arbitrator, court or other Governmental Entity, and (B) neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, decree or arbitration order or award that, in any such case described in clauses (A) and (B), has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

                  (ii) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity and have not received notification of any asserted present or past failure to so comply. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for each of the Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (m) ENVIRONMENTAL LAWS. Except as disclosed in the Filed SEC Reports and to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect:

                  (i) (A) the Company and its Subsidiaries are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; and (B) the Company and each of its Subsidiaries believes that each of them will, and will not incur material expense to, timely attain or maintain compliance with any Environmental Laws applicable to any of their current operations or properties or to any of their planned operations with respect to properties currently or formerly owned or leased by the Company or any of its Subsidiaries;

                  (ii) (A) the Company and its Subsidiaries hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations and for any property owned, leased, or otherwise operated by any of them, and are, and within the period of all applicable statutes of limitation have been, in compliance with all such Environmental Permits; and (B) neither the Company nor any of its Subsidiaries has knowledge that over the next three years: any of their Environmental Permits will not be, or will entail material expense to be, timely renewed or complied with; any additional Environmental Permits required of any of them for current operations or for any property owned, leased, or otherwise operated by any of them, or for any of their planned operations with respect to properties currently or formerly owned or leased by the Company or any of its Subsidiaries, will not be timely granted or complied with; or any transfer or renewal of, or reapplication for, any Environmental Permit required as a result of the Merger will not be, timely effected; and

                  (iii) neither the Company nor any of its Subsidiaries has received any Environmental Claim (as hereinafter defined) against any of them, and neither the Company nor any of its Subsidiaries has knowledge of any such Environmental Claim being threatened; and to the knowledge of the Company, no Hazardous Materials or other conditions are present on any property owned, leased, or operated by the Company or any of its Subsidiaries, or at any other location, that are reasonably likely to form the basis of any Environmental Claim against any of them or against any person or entity (including without limitation any predecessor of the Company or any of its Subsidiaries) whose liability the Company or any of its Subsidiaries retained or assumed either contractually or by operation of law.

                  For purposes of this Agreement, the terms below shall have the following meanings:

                  "ENVIRONMENTAL CLAIM" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice (written or oral) of noncompliance, violation, or liability, by any person or entity asserting liability or potential liability (including without limitation liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

                  "ENVIRONMENTAL LAWS" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including without limitation indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or Hazardous Materials (including without limitation employee health and safety).

                  "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations, approvals, exemptions and other filings with or authorizations by any Governmental Authority under any Environmental Law.

                  "ENVIRONMENTAL REPORT" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect the Company or any of its Subsidiaries.

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "HAZARDOUS MATERIALS" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity and all other materials, whether or not defined as such, that are regulated pursuant to or that could result in liability under any applicable Environmental Laws.

                  (n) TAXES. Except as would not have a Material Adverse Effect, the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its Subsidiaries is or has been a member has timely filed, taking into account extensions, all Tax Returns required to be filed by it in the manner provided by law, has paid all Taxes (including interest and penalties) shown as due on any Tax Returns. All such Tax Returns were true, correct and complete in all material respects. Except as would not have a Material Adverse Effect, no claim has been made in writing by any Taxing authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as would not have a Material Adverse Effect: (i) no material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its Subsidiaries or is being asserted in writing against the Company or any of its Subsidiaries other than liens for Taxes not yet due, or Taxes being contested in good faith for which adequate reserves have been established; (ii) neither the Company nor any of its Subsidiaries has made a material disclosure on a federal income Tax Return pursuant to Section 6662 of the Code; (iii) neither the Company nor any of its Subsidiaries has requested or received a revenue ruling from any taxing authority, or signed any binding agreement with any taxing authority (including any advance pricing agreement), that would materially affect the amount of Taxes to which it is subject after the Effective Time; (iv) neither the Company nor any of its Subsidiaries has made any elections with respect to Taxes affecting the Company and its Subsidiaries that are effective as of the date hereof; (v) (A) there are no deficiencies for Taxes claimed, proposed or assessed by any taxing or other governmental authority that have not been fully paid or settled, (B) there are no current, pending or, to the best knowledge of the Company and its Subsidiaries, threatened (in writing) audits, investigations, disputes or claims for or relating to Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that, in the reasonable judgment of the Company and its Subsidiaries, are likely to result in additional Taxes and (C) there are no extensions of any statutes of limitations in effect relating to Taxes to which the Company or its Subsidiaries is subject; and (vi) neither the Company nor any of its Subsidiaries has any liability arising from its obligations under either (A) the Tax Sharing Agreement dated as of December 31, 1997, by and among Whitman Corporation, the Company and Hussmann Corporation, a wholly owned subsidiary of the Company or (B) the Distribution and Indemnity Agreement of even date therewith, by and among the parties listed in the immediately preceding clause (A). Except as would not have a Material Adverse Effect, the Company and each of its Subsidiaries (and any affiliated or unitary group of which such person was a member) has timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over. None of the Company and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has been required to include in income any material adjustment pursuant to Code Section 481 (or any similar provision of state, local or foreign tax law) by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and, to the Company's best knowledge, the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company or Whitman Corporation) or (ii) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is the Company). Except as would have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company is not a "foreign person" as defined in section 1445(f)(3) of the Code. As used herein, "TAXES" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

                  (o) BENEFIT PLANS. (i) The Company will provide to the Parent with respect to each U.S. Plan (as defined below) within five (5) business days after the execution hereof and with respect to each Non-U.S. Plan (as defined below) within fifteen (15) business days before the Closing, a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries (the "Company Employees") has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans". All Company Plans which are maintained and sponsored for any Company Employees residing in the United States of America are referred to as "U.S. Plans". All Company Plans which are not U.S. Plans shall be referred to as "Non-U.S. Plans." With respect to each U.S. Plan within ten (10) business days from the execution hereof, with respect to each Non-U.S. Plan, and within ten (10) business days before the Closing, the Company will furnish or make available to the Parent a current, accurate and complete copy thereof and, to the extent applicable: (w) any related trust agreement or other funding instrument; (x) the most recent determination letters, if applicable; (y) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (z) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                  (ii) Except as set forth in the Filed SEC Documents or would individually or in the aggregate not reasonably be expected to have a Material Adverse Effect:

                  (A) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code or accumulated funding deficiency, as defined in Section 302 of ERISA and 402 of the Code, has occurred with respect to any Company Plan;

                  (B) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination notification, advisory and/or opinion letter, as applicable, from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

                  (C) the aggregate accumulated benefit obligations of the Company Plans subject to Title IV of ERISA (as of the date of the most recent Actuarial valuation prepared for such Company Plan and based on the discount rate and other actuarial assumptions used in such valuation) do not exceed the fair market value of the assets of such Company Plans in the aggregate (as of the date of such valuation);

                  (D) the Company is not aware of any (w) pending or threatened actions, suits or claims relating to the Company Plans, other than routine claims for benefits; (x) facts or circumstances that exist that could give rise to any such actions, suits or claims, (y) written or oral communication received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan, or (z) administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or the governmental agencies which are pending, threatened or in progress;

                  (E) with respect to any multiemployer plan (within the meaning of ERISA section 3(37)) to which the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)) has any liability or contributed (or had at any time contributed or had an obligation to contribute): (A) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability in the past six years under Title IV of ERISA or to the Company's Knowledge would be subject to such liability if, as of the Effective Time, the Company, its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; and (B) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively);

                  (F) with respect to any Company Plan that provides retiree welfare benefits, the FAS 106 liabilities of the Company or its Subsidiaries and the assumptions used therefor accurately reflect the costs associated with the rights and benefit of all Parent employees;

                  (G) neither the Company nor any of its Subsidiaries or members of their Controlled Group has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability;

                  (H) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; and

                  (I) (A) neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code as a result of any transaction or event contemplated by this Agreement and (B) none of the payments required by this Agreement would be non-deductible under Code Section 162(m) or 280(G).

                  (p) LABOR MATTERS. Except as set forth on Section 4.1(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement which pertain to employees of the Company or any of its Subsidiaries. As of the date hereof, to the knowledge of the Company, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries.

                  (q) OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Credit Suisse First Boston Corporation, dated May 11, 2000 (a true, correct and complete copy of which will be promptly delivered to Parent by the Company), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Offer Consideration to be received by the holders of Shares (other than Parent and affiliates) in the Offer and the Merger, respectively, is fair, from a financial point of view.

                  (r) VOTING REQUIREMENTS. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting (as defined in Section 6.1 (a)) with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the Company's capital stock or other securities required in connection with the consummation by the Company of the Merger and the other transactions contemplated hereby to be consummated by the Company. The Board of Directors has taken all necessary actions so that the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

                  (s) RIGHTS AGREEMENT. The Company has amended its Rights Agreement (the "Rights Amendment") to ensure that (a) neither a "Triggering Event" nor a "Stock Acquisition Date" or a "Distribution Date" (in each case as defined in the Rights Agreement) will occur, and none of Parent or Purchaser or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" or "Beneficial Owner" of shares of Common Stock (in each case as defined in the Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the transactions to be effected pursuant to this Agreement, and (b) the Rights will expire immediately prior to the consummation of the Offer. The Rights Amendment is sufficient to render the Rights inoperative with respect to (i) the acquisition of Shares by Parent, Purchaser or their affiliates pursuant to this Agreement and the Offer and (ii) the Merger. A true and correct copy of the Rights Amendment has been delivered or made available to Parent.

                  (t) BROKERS. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A complete and accurate copy of Credit Suisse First Boston Corporation's engagement letter has been provided or made available to Parent and will not be amended, without the consent of Parent, to (i) increase the fees payable thereunder or (ii) extend the period for which services are to be performed beyond the Effective Time.

         Section 4.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. Parent and Purchaser represent and warrant to the Company as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Purchaser, taken as a whole. Parent has delivered or made available to the Company complete and correct copies of the Certificate of Incorporation and By-laws of Parent and Purchaser, in each case as in effect on the date hereof.

                  (b) AUTHORIZATION. Each of Parent and Purchaser have the requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all corporate action on the part of each of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each such party in accordance with its terms.

                  (c) CONSENTS AND APPROVALS; NO VIOLATIONS. (i) The execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (x) violate any of the provisions of the certificate of incorporation or by-laws of Parent, Purchaser or any of their respective Subsidiaries, in each case as amended to the date of this Agreement, (y) subject to the governmental filings and other makers referred to in Section 4.2(c)(ii), violate, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or other instrument or undertaking to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective assets is bound or affected, or (z) subject to the governmental filings and other makers referred to in Section 4.2(c)(ii), violate any law, rule or regulation applicable to Parent and Purchaser, or any order, writ, judgment, injunc tion, decree, determination or award applicable to Parent and Purchaser currently in effect, which, in the case of clauses (y) and (z) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Purchaser taken as a whole.

                  (ii) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Purchaser or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent, Purchaser of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act, (ii) the filing with the SEC of (A) the Schedule TO and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger or the certificate of ownership and merger, as the case may be, with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Purchaser, taken as a whole.

                  (d) CERTAIN INFORMATION. Subject to the Company's fulfillment of its obligations hereunder with respect thereto, the Offer Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and the Offer Documents will not, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that no representation or warranty is hereby made by Parent or Purchaser with respect to any information supplied by the Company in writing for inclusion in, or with respect to the Company information derived from the Company's public SEC filings which is included or incorporated by reference in the Offer Documents. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Schedule 14D-9 or the Proxy Statement will, at the respective times the Schedule 14D-9 and the Proxy Statement are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Purchaser, or with respect to any information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Purchaser shall so describe the event to the Company.

                  (e) VOTE REQUIRED. No vote of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger, the Offer or the other transactions contemplated hereby.

                  (f) NO BUSINESS ACTIVITIES. Purchaser has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

                (g) SUFFICIENT FUNDS. At the Closing, Purchaser will have sufficient funds to enable Purchaser to pay in full (i) the Offer Consideration,
(ii) the Merger Consideration, (iii) any existing indebtedness that is required to be repaid as a result of the transactions contemplated hereby, including the financing thereof, and (iv) all fees and expenses payable by Parent and Purchaser in connection with this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                       CONDUCT OF BUSINESS OF THE COMPANY

         Section 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as expressly provided for herein or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with the Company. Without limiting the generality of the foregoing, except as expressly provided herein, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), except regular quarterly dividends with respect to the Shares on the regular quarterly record date and at a rate less than or equal to the rate paid on the last quarterly dividend date, (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options to the extent required under the terms of such Options as in effect on the date hereof;

                  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of vested Options outstanding on the date of this Agreement;

                  (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                  (iv) directly or indirectly acquire, make any investment (other than investments not exceeding $5.0 million in the aggregate) in, or make any capital contributions to, any person (other than a Subsidiary of the Company) other than in the ordinary course of business consistent with past practice;

                  (v) make any new capital expenditure or expenditures in excess of $10.0 million in the aggregate;

                  (vi) enter into, amend or terminate any Material Contract or any contract involving amounts in excess of $2.0 million per year other than in the ordinary course of business consistent with past practice;

                  (vii) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

                  (viii) (A) other than in connection with any action permitted by Section 3.2 or this Section 5.1, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned Subsidiary of the Company or (B) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly owned Subsidiary of the Company and other than routine advances to employees consistent with past practice, except, in the case of clause (A), for borrowings under the Credit Agreement dated as of January 23, 1998, among the Company, Bank of America National Trust and Savings Association and the lenders named therein or under other credit facilities described in the Company's Form 10-K for the fiscal year ended December 31, 1999 in the ordinary course of business consistent with past practice;

                  (ix) grant or agree to grant to any director or officer or, other than in the ordinary course of business consistent with past practice, to any employee (other than employees who receive less than $200,000 in total annual cash compensation from the Company or any of its Subsidiaries), any increase in wages or bonus, severance, profit sharing, retirement (including any discretionary Company Contribution Amounts under the ERP), deferred compensation, insurance or other compensation or benefits to such officers and employees, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under this Agreement, existing agreements or by law or other than in the ordinary course of business consistent with past practice;

                  (x) except as set forth in this Agreement and except as required under the existing Company Plans and existing collective bargaining agreements, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

                  (xi) enter into or amend any employment, severance or similar agreement with any existing officers or, other than in the ordinary course of business consistent with past practice, employees (other than employees who receive less than $200,000 in total annual cash compensation from the Company or any of its Subsidiaries), except for severance agreements entered into to the extent required pursuant to severance plans existing on the date hereof;

                  (xii) make or rescind any material tax election or settle or compromise any material income tax liability of the Company or of any of its Subsidiaries with any Governmental Entity or settle any action, suit, claim, investigation or proceeding with any Government Entity (legal, administrative or arbitrative) in an amount in excess of $1.0 million;

                  (xiii) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction (x) of any such claims, liabilities or obligations in the ordinary course of business or (y) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries or (z) other than settlements which involve solely the payment of money that would not result in an uninsured or underinsured payment by or liability of the Company in excess of $2.0 million in the aggregate above reserves established therefor on the books of the Company;

                  (xiv) except as disclosed in the Filed SEC Documents or required by a Governmental Entity, make any change in any method of accounting or accounting practice or policy, except as required by generally accepted accounting principles;

                  (xv) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any line of business, including, but not limited to, geographic limitations on the Company's activities;

                  (xvi) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, PROVIDED, HOWEVER, that routine employee terminations shall not be considered subject to this clause
         (xvi);

                  (xvii) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 4.1 to be untrue as of the Closing Date;

                  (xviii) revalue any material assets of the Company or any of its Subsidiaries, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, except for any revaluation resulting from a change in circumstances or conditions from those prevailing as of March 31, 2000; or

                  (xix) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1 except to the extent such action is otherwise expressly contemplated by this Agreement.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         Section 6.1 THE COMPANY STOCKHOLDERS MEETING; PREPARATION OF THE PROXY STATEMENT; SHORT-FORM MERGER.

                  (a) As soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, if required by law to consummate the Merger, the Company shall with the cooperation of Parent take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its certificate of incorporation and by-laws to convene and hold a special meeting of the stockholders of the Company (the "Stockholders Meeting") for the purpose of considering and voting upon the adoption of this Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to the Board of Directors' fiduciary duties under applicable law, the Board of Directors of the Company shall recommend that the holders of Shares vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Proxy Statement. At the Stockholders Meeting, Parent and Purchaser shall cause all of the Shares owned by them to be voted in favor of the adoption of this Agreement.

                  (b) The Company, if requested by Parent, shall promptly prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality or effect of the foregoing, the Company shall use its best efforts to respond to all SEC comments with respect to the Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. Each of Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the

Proxy Statement, all information concerning Parent and Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement.

                  (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Purchaser shall acquire at least 90% of the outstanding Shares in the Offer, Purchaser and Parent shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

         Section 6.2 ACCESS TO INFORMATION; NOTIFICATION OF CERTAIN MATTERS. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours prior to the Effective Time to all of the Company's and its Subsidiaries' properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning the Company's and its Subsidiaries businesses, properties, financial condition, operations and personnel as Parent may from time to time reasonably request; PROVIDED that the Company may restrict the foregoing access to the extent that (i) it would unreasonably interfere with the conduct of the Company's business or (ii) any law, rule or regulation of any Governmental Entity applicable to the Company or its Subsidiaries requires that the Company or its Subsidiaries restrict access to any properties or information. Any such investigation by Parent shall not affect the representations or warranties of the Company contained in this Agreement. Parent will hold any information provided under this Section 6.2 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated April 18, 2000 (the "Letter Agreement"), between the Company and Parent.

                  (b) The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case which would reasonably be expected to cause any of the conditions set forth in clause
(v)(b), (v)(c) or (v)(e) of Exhibit A hereto to fail to be satisfied; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.2(b) shall not limit or otherwise affect the rights or remedies available hereunder to Parent.

         Section 6.3 REASONABLE BEST EFFORTS. On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII.

         Section 6.4 PUBLIC ANNOUNCEMENTS. Parent and Purchaser, on the one hand, and the Company, on the other hand, shall attempt in good faith to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing (including without limitation the Offer Documents, the Schedule 14D-9 and the Proxy Statement) or other public statements with respect to the transactions contemplated hereby, including the Offer and Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any securities exchange.

         Section 6.5 NO SOLICITATION. From the date hereof, the Company shall not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and the Company shall use its reasonable best efforts to cause its respective officers, directors, advisors, representatives and other agents of the Company not to, directly or indirectly, (a) continue any discussions or negotiations, if any, with any parties, other than Parent and Purchaser, conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined) or which could reasonably be expected to lead to an Acquisition Proposal, (b) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Acquisition Proposal, (c) participate in any discussions or negotiations regarding any Acquisition Proposal, or, in connec tion with any Acquisition Proposal, furnish to any person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal or (d) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to furnish information with respect to the Company and its Subsidiaries and participate in discussions or negotiations regarding an unsolicited bonafide written Acquisition Proposal if, and only to the extent that, a majority of the entire Board of Directors of the Company determines in good faith that such Acquisition Proposal could reasonably be expected to constitute a Superior Proposal, in which case the Company will not disclose any information to such person without entering into a confidentiality agreement substantially identical to the Letter Agreement; PROVIDED such confidentiality agreement shall not prohibit the presentation of an Acquisition Proposal to the Company's Board of Directors. The Company shall promptly (but in no case later than 24 hours after receipt) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the material terms thereof. The Company shall keep Parent informed on a reasonably current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, share exchange, recapitalization, liquidation or other business combination involving the Company or any of its Subsidiaries or the acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used herein, a "Superior Proposal" shall mean a bona fide written Acquisition Proposal to acquire directly or indirectly all the Shares then outstanding or all or substantially all of the assets of the Company which the Board of Directors concludes in good faith (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (i) would if consummated, be more favorable to the Company's shareholders, from a financial point of view, than the Offer and the Merger and

(ii) is reasonably likely to be consummated without undue delay. Nothing contained in this Section 6.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d- 9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by applicable law, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer unless the Board of Directors, by majority vote of the entire board, shall have determined in good faith, based upon (among other things) the advice of its independent financial advisors and outside counsel, that the relevant Acquisition Proposal constitutes a Superior Proposal.

         Section 6.6 CONSENTS; APPROVALS AND FILINGS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the Exchange Act and any other relevant statute, rule or regulation, with respect to the Offer, the Merger and the other transactions contemplated hereby and (ii) use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, including without limitation using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and cooperate to obtain all consents, approvals and authorizations of parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

         Section 6.7  EMPLOYEE BENEFIT PLANS.

                  (a) Parent shall cause the Surviving Corporation to use reasonable efforts to have those individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time continue to be employed with the Surviving

Corporation as of the Effective Time (each such employee, an "Affected Employee"); PROVIDED, HOWEVER, that this Section 6.7 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

                  (b) Until at least December 31, 2001, Parent shall cause the Surviving Corporation to, provide each Affected Employee (other than those employees whose terms and conditions of employment are subject to a collective bargaining agreement) with employee benefits (other than stock-based programs) that are no less favorable in the aggregate than those provided to such Affected Employees immediately prior to the Effective Time. Parent shall, until at least December 31, 2000 maintain (or cause its Subsidiaries to maintain) a severance pay practice, program or arrangement for the benefit of each Affected Employee that is no less favorable than such practice, program or arrangement in effect immediately prior to the Effective Time with respect to such Affected Employee; PROVIDED, HOWEVER, that in no event shall anything contained in this Agreement
(i) prohibit Parent from amending or terminating any or all Company Plans and establishing any new employee benefit plans for the benefit of the Affected Employees, or (ii) require Parent or the Surviving Corporation to continue or establish any equity-based program for Affected Employees.

                  (c) Parent shall, or shall cause the Surviving Corporation to, recognize each Affected Employee's service with the Company for all purposes under each employee benefit plan or arrangement maintained by Parent or the Surviving Corporation in which such Affected Employees are or become eligible to participate (with such eligibility determined taking into account such service), but only to the extent that such service was recognized for such purposes under the corresponding Company Plan; PROVIDED, HOWEVER, in no event shall any credit be given to the extent it would result in duplicate benefits for the same period of service.

                  (d) To the extent that Affected Employees become eligible to participate in new plans after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

         Section 6.8  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                  (a) For a period of six years after the Effective Time, the provisions with respect to indemnification, exculpation and advancement of expenses set forth in the certificate of incorporation and by-laws of the Company as in effect on the date of this Agreement (true, correct and complete copies of which have been made available to Parent) shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement), unless such modification is required by law.

                  (b) From and after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case, to the full extent that Parent or the Company is permitted under applicable law to so indemnify. In the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the vigorous defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying party to assume and control the defense of such litigation, claim or proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the indemnifying party shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if (i) the use of counsel chosen by the indemnifying party to represent such Covered Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel satisfactory to such Covered Party, in the exercise of the Covered Party's reasonable judgment, to represent such Covered Party within a reasonable time after notice of the institution of such litigation, claim or proceeding. The indemnifying party shall not settle any such matter unless (i) the Covered Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party and the settlement discharges all rights against Covered Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Covered Party wishing to claim indemnification under this Section 6.8(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this
Section 6.8(b) except to the extent such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation all undertakings required under applicable law. The Covered Parties as a group will be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. The rights to

                                                                              52
indemnification under this Section 6.8(b) shall continue in full force and effect for a period of six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

                  (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 150 percent of the premium for the current Company directors' and officers' liability insurance (which the Company represents and warrants to be not more than $242,000); PROVIDED that if such insurance cannot be so maintained at such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of the Company for such insurance.

                  (d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in Section
6.7 and this Section 6.8.

         Section 6.9 CERTAIN TAX MATTERS. The Company will act in good faith and use its reasonable best efforts (i) to obtain the opinion of Wachtell, Lipton, Rosen & Katz referred to in clause (iii) of Exhibit A. Parent and the Company will cause the appropriate officers of Parent and the Company to deliver the representation letters addressed to counsel to Parent and counsel to the Company in the form agreed upon by Parent, the Company and counsel to the Company on or prior to the date hereof which counsel may rely upon in connection with issuing such opinion.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                  (a) COMPLETION OF THE OFFER. Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

                  (b) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company if such vote is required pursuant to the Company's certificate of incorporation, the DGCL or other applicable law.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 6.3 and Section 6.6.

                  (d) HSR ACT. All necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been earlier terminated.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Purchaser or, subject to the terms hereof, of the Company:

                  (a) By the mutual written consent of Parent and the Company; PROVIDED, HOWEVER that if Parent shall have nominated a majority of the directors pursuant to Section 1.4, such consent of the Company may only be given if approved by the Board of Directors of the Company in accordance with Section 1.4(c).

                  (b) By either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c) By either of Parent or the Company if the consummation of the Offer shall not have occurred on or before October 31, 2000 (the "Termination Date"); PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement;

                  (d) By the Company:

                  (i) if, prior to the purchase of the Shares pursuant to the Offer, (A) the Board of Directors of the Company, by majority vote of the entire board, determines in good faith, based upon (among other things) the advice of outside financial advisors and outside counsel to the Company, that an Acquisition Proposal constitutes a Superior Proposal, (B) the Board of Directors of the Company directs the Company to notify Parent in writing that it intends to enter into an agreement with respect to such Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (C) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such four-day period and (D) the Company concurrently with such termination pursuant to this clause (d)(i) pays to Parent in immediately available funds the Termination Fee (as such term is defined in Section 9.1). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification; or

                  (ii) prior to the consummation of the Offer, if (A) there shall be a breach of any representation or warranty of Parent or Purchaser in this Agreement that is qualified as to Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of Parent or Purchaser in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on Parent and Purchaser, taken as a whole, or
         (C) there shall be a material breach by Parent or Purchaser of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to Parent from the Company of such breach and (y) the expiration of the Offer, PROVIDED that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Company is in material breach of this Agreement.

         (e) By Parent or Purchaser:

                  (i) if, prior to the purchase of the Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved an Acquisition Proposal; or

                  (ii) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of 15% or more of the Shares; or

                  (iii) if there shall have been a material breach by the Company of any provision of Section 6.5; or

                  (iv) if the Company shall have (i) exempted for purposes of
         Section 203 of the DGCL any acquisition of Shares by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates, or (ii) amended (or agreed to amend) its Rights Agreement or redeemed (or agreed to redeem) its outstanding Rights thereunder for the purpose of exempting an acquisition of Shares (other than pursuant to this Agreement) from such Rights Agreement and Rights; or

                  (v) prior to the consummation of the Offer if (i) there shall be a breach of any representation or warranty of the Company in this Agreement that is qualified as to Material Adverse Effect, (ii) there shall be a breach in any material respect of any representation or warranty of the Company in this Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on the Company, or (iii) there shall be a material breach by the Company of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (i), (ii) or (iii), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to the Company from Parent or Purchaser of such breach and (y) the expiration of the Offer; PROVIDED that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1 (e)(v) if Parent or Purchaser is in material breach of this Agreement.

         Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 6.2(a), this Section 8.2 and Article IX; provided that nothing herein shall relieve any party from liability for any wilful breach hereof.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1 FEES AND EXPENSES. (a) Except as provided in Section 9.1(b) below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                  (b) If (x) Parent or Purchaser terminates this Agreement pursuant to Section 8.1 (e)(i), (iii) or (iv), or (y) the Company terminates this Agreement pursuant to Section

8.1(d)(i), then in each case, the Company shall pay, or cause to be paid, to Parent, concurrently with the time of termination in the case of a termination pursuant to Section 8.1 (d)(i) or as promptly as is reasonably practicable (but in no event later than two business days) in the case of a termination pursuant to Section 8.1(e)(i), (iii) or (iv), an amount (the "Termination Fee") equal to $58.0 million. In addition, if: (i)(x) this Agreement is terminated pursuant to
Section 8.1(c) (by the Company), or 8.1(e)(v) (where the breach by the Company is willful), (y) prior to such termination an Acquisition Proposal has been publicly announced, disclosed or communicated and (z) on the date of such termination, Parent is not in material breach of this Agreement and the Minimum Condition has not been satisfied and (ii) within fifteen months after such termination pursuant to clause (i), the Company shall consummate or enter into an agreement with respect to any Acquisition Proposal, then the Company shall pay the Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

         Section 9.2 CERTAIN DEFINITIONS. For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

                  (c) "counsel to Parent" means Simpson Thacher & Bartlett;

                  (d) "including" means including without limitation;

                  (e) "knowledge" means the actual knowledge of any officer of the Company identified on Schedule A;

                  (f) a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                  (g) a "Subsidiary" of any person means any other person of which (i) such person or any Subsidiary thereof is a general partner, (ii) such person and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or others performing similar functions, or (iii) such person, directly or indirectly, owns or controls more than 50% of the equity interests of such other person.

         Section 9.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of Purchaser or the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (which in the case of the Company shall include approvals as contemplated in Section 1.4(c)), at any time prior to the Closing Date with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after any such stockholder approvals shall have been obtained, no amendment shall be made which, under applicable law, requires the further approval of such stockholders without such approval.

         Section 9.4 EXTENSION; WAIVER. Subject to Section 1.4 hereof, at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 9.5 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

                  (i) if to Parent or to Purchaser, to:
                      Ingersoll-Rand Company
                      200 Chestnut Ridge Road
                      Woodcliff Lake, New Jersey  07675
                      Attention:  Patricia Nachtigal, Esq.
                      Facsimile:  (201) 573-3400

Page>
                      with a copy (which shall not constitute notice) to:

                      Simpson Thacher & Bartlett
                      425 Lexington Avenue
                      New York, New York 10017
                      Attention:  James M. Cotter
                                  Mario A. Ponce
                      Facsimile: (212) 455-2502

                  (ii) if to the Company, to:
                       Hussmann International, Inc.
                       12999 St. Charles Rock Road
                       Bridgeton, Missouri  63044
                       Attention:  Burton Halpern, Esq.
                       Facsimile:  (314) 298-5762

                       with a copy (which shall not constitute notice) to:

                       Wachtell, Lipton, Rosen & Katz
                       51 West 52nd Street
                       New York, New York  10019
                       Attention:  Richard D. Katcher
                       Facsimile:  (212) 403-2000

                  Section 9.6 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The inclusion of any matter in the Company's Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by the Company that such matter is material or would have a Material Adverse Effect. Matters disclosed in any section of the Company's Disclosure Schedule shall be considered disclosed for all purposes under Section 4.1 to the extent that such matter on its face would reasonably be expected to be pertinent in light of the disclosure made.

         Section 9.7 ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the letter agreement referenced in the last sentence of Section 6.2(a)). Other than the provisions of Section 6.8, this Agreement is not intended to confer upon any person (including, without limitation, any current or former employees of the Company), other than the parties hereto, any rights or remedies.

         Section 9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 9.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Purchaser may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the prior consent of the Company; PROVIDED that Parent and/or Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 9.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) with respect to any dispute that arises out of this Agreement or any of the transactions contemplated hereby,
(ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware). By execution and delivery of this Agreement, Parent appoints The Corporation Trust Company at 1209 Orange Street, Wilmington, Delaware 19801 as its agent upon which process may be served in any such legal action or proceeding.

         Section 9.11 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.


                              INGERSOLL-RAND COMPANY

                              By: /s/ Herbert L. Henkel
                                 ------------------------------
                                 Name:  Herbert L. Henkel
                                 Title: Chairman, President and
                                        Chief Executive Officer

                              IR MERGER CORPORATION

                              By: /s/ David W. Devonshire
                                 ----------------------------------
                                  Name:  David W. Devonshire
                                  Title: Vice President and Treasurer

                              HUSSMANN INTERNATIONAL, INC.

                              By: /s/ J. Larry Vowell
                                 --------------------------------------------
                                 Name:   J. Larry Vowell
                                 Title:  President and Chief Executive Officer

                                    EXHIBIT A
                             CONDITIONS TO THE OFFER

         Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Exhibit A is a part. Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer or terminate the Offer, in each case, consistent with the terms of the Agreement and not accept for payment any tendered Shares, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase ("on a fully-diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants, options or obligations outstanding at that date under employee stock or similar benefit plans or otherwise whether or not vested or then exercisable) (the "Minimum Condition"), (ii) (x) any applicable waiting period under the HSR Act or any applicable waiting periods under any foreign statutes or regulations shall not have expired or been terminated, or (y) any necessary material approval, permit, authorization or consent of any domestic or foreign governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained, (iii) there shall not have been delivered to the Company and Parent an opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, to the effect that the transactions contemplated by this Agreement will not result in (A) the January 30, 1998 spin-off of the Company (the "Spinoff") failing to qualify under Section 355(a) of the Internal Revenue Code (the "Code") or (B) the shares of common stock of the Company failing to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code, (iv) the Agreement shall have been terminated in accordance with its terms, or (v) at any time on or after the date of the Agreement and prior to the expiration date of the Offer, any of the following events shall occur and be continuing and shall not have resulted from the breach by Parent or Purchaser of any of their obligations under the Agreement:

                  (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger that shall (i) prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets or compel Parent or Purchaser to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or Parent or any of its subsidiaries, which in any such case referred to in this clause (i) accounted, in the aggregate, for more than $75.0 million in sales of Parent or the Company, as the case may be, in the most recently fiscal year completed, (ii) prohibit the making or consummation of the Offer or the Merger, (iii) impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or Parent on all matters properly presented to the Company's stockholders or (iv) require the divestiture by Parent or Purchaser of any Shares; or

                  (b) (i) any representation or warranty of the Company contained in the Agreement that is qualified as to Material Adverse Effect or materiality shall not be true and correct; or (ii) any representation or warranty of the Company in the Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date); or

                  (c) the Company shall have breached or failed in any material respect to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed by or complied with by it under the Agreement; or

                  (d) except as disclosed in the Filed SEC Documents or in
         Section 4.1(f) of the Disclosure Schedule, there shall have occurred an event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company; or

                  (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Proposal, (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or
         (D) upon request of Purchaser, the Board of Directors of the Company shall fail to reaffirm its approval or recommendation of the Offer, the Agreement or the Merger;

which, in the reasonable judgment of Parent or Purchaser, in any such case set forth in clauses (a) - (e), and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or, of payment for, Shares.

                  Subject to the terms of the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                   Schedule A


[J. Larry Vowel - President and CEO

Michel D. Newman -  Senior Vice President and Chief Financial Officer

John S. Gleason -  Executive Vice President -  North American Operations

Burton Halpern -  Vice President and General Counsel

Dennis G. Gipson -  Senior Vice President -  International

Lawrence A. Rauzon -  Vice President -  Asia Pacific